Exhibit 4.181

Agreement of Termination

Regarding the Loan Agreement, Equity Pledge Contract, Right of First Refusal Agreement, Technical Support Agreement, Strategic Consulting Service Agreement and Operation Agreement

By

and

Among

Fortune Software (Beijing) Co., Ltd.,

Na ZHANG, Xiaowei WANG

and

Beijing Chuangying Investment Consulting Co., Ltd.

July 20, 2018

Agreement of Termination

This Agreement of Termination (hereinafter referred to as the “Agreement”) is made and entered into in Beijing, PRC (hereinafter “China”) as of July 20, 2018 by and between the following parties:

Party A: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 227, 2/F, Building I, Jimenli Community, Haidian District, Beijing

Party B: Na ZHANG

ID card No.: 130602197808120643

Party C: Xiaowei WANG

ID card No.: 110102197103050023

Party D: Beijing Chuangying Investment Consulting Co., Ltd.

Registered address: Suite A607 and A608, 6/F, Building II, 26, 28 and 30 Xuanwumenwai Avenue, Xicheng District, Beijing

WHEREAS, Party A, Party B and Party C signed the Loan Agreement and Equity Pledge Contract in November 2012, under which Party A loaned to Party B and Party C a sum of money to purchase all equities of Party D and Party B and Party C pledged the equities of Party D owned by them to Party A as the guarantee for the performance of such liabilities.

WHEREAS, the aforesaid four parties signed the Right of First Refusal Agreement in November 2012, under which Party B and Party C granted Part A or an eligible entity designated by Party A the exclusive right of first refusal to purchase, under the condition of meeting the requirements of laws of Chin and at any time, all or part of the equities of Party D owned by Party B and Party C or any one of them.

WHEREAS, Party A and Party D signed the Technical Support Agreement, Strategic Consulting Service Agreement and Operation Agreement in November 2012.

WHEREAS, Party B and Party C are the beneficial shareholders of the company, holding 45 % and 55% of the equities of the company respectively, and also Party D’s shareholders registered with the administration for industry and commerce.

WHEREAS, each of the parties hereto intends to terminate the foregoing Loan Agreement, Equity Pledge Contract, Right of First Refusal Agreement, Technical Support Agreement, Strategic Consulting Service Agreement and Operation Agreement (hereinafter referred to as the "Original Agreements").

Now Therefore, through friendly negotiation, the Parties hereby agree as follows:

1	Termination and Exemptions
1.1

The Parties agree to terminate the Original Agreements and cancel the loan relationship among Party A and Party B and Party C as of the execution date of this Agreement. The Parties agree to waive any and all causes of action currently made or threaten to be made resulted from or in connection with the Original Agreements, regardless of the nature and cause of such causes of action, or whether related to any lawsuit, liability, guarantee, breach of contract or commitment, obligation, claims, demand, losses and costs, or whether known at present or not, contingent or fixed, occurred in the past or present (collectively referred to as the "Claims").

1.2

The parties hereby expressly agree to take any risks arising from unreal facts, unknown facts or differences between true facts and the information of acknowledge or relied upon. The parties hereto intends to ultimately and permanently resolve all the disputes that exists or may occur in future, resulting from or relating to the Original Agreements, in spite of whether the understanding of each of the parties regarding the facts, laws or other circumstances thereof is true. Exemption of each party hereto shall completely, thoroughly, unconditionally and immediately supersede all the rights, Claims, demands and causes of action that exists or may exist on the execution date hereof. Each Party warrants and undertakes that it has carried out independent investigation on the facts, laws or other circumstances relevant to the discussed, referred to or exempted matters hereunder that are necessary and required at its independent judgment and discretion. At the time of execution of this agreement, no Party relies on any statement, commitment or warrant made by the other parties or persons yet not explicitly provided herein regarding existence or none existence of  any facts, laws or other circumstances.

Neither Party shall be responsible for the other parties regarding any legal or contractual obligations under the Original Agreements. All loans borrowed by Party B and Party C from Party A under the Loan Agreement have been fully paid back. Neither Party will be liable to the other Party.

1.3	Neither Party shall take any legal action against the other parties with respect to any matters arising from or relevant to the Original Agreements.

2	No Transfer

2.1

Party hereby warrants and undertakes that all Claims have been totally and ultimately waived and none of the Claims’ interests was or will be transferred to make against the other parties. It is agreed that in case any existing transfer aforesaid whether made on the transferring party’s free will or not is alleged by any third party or claimed for any interests thereof by any third party, the transferring party shall keep the other parties free from any related liabilities and indemnify the other parties for any losses or costs (incl. attorney fees) incurred therefrom.

2.2

Where any Party or any person on behalf of such Party or any person who alleged obtaining any interests in any Claims upon assignment initiates, participates or otherwise seeks relief through a lawsuit against the other parties based on any waived Claims hereunder, or arises a Claim waived hereunder against the other parties in any other ways, such party agree to directly pay for any attorney fees incurred for defending such Claims by the other parties.

3	Miscellaneous

3.1	The Agreement is governed and construed by the laws of the People’s Republic of China.

3.2	The Agreement constitutes the entire agreement of the parties hereto in regard to the subject matters hereunder and supersedes all the prior concluded agreements, covenants and letters.

3.3	This Agreement may be executed in several counterparts, each as an original and all counterparts together constitute a complete agreement.

4 This Agreement is signed by the authorized representative of each Party and takes effect as of the execution date. This Agreement is made in quadruplicate with party hereto holding one copy, having the same effect.

[This page is intentionally left blank for signature]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its authorized signatory as of the day and year first written above.

Party A: Fortune Software (Beijing) Co., Ltd.

Common seal:

Authorized representative (signature):

Party B: Na ZHANG

(signature):

Party C: Xiaowei WANG

(signature):

Party D: Beijing Chuangying Investment Consulting Co., Ltd.

Common seal:

Authorized representative (signature):

4